UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 4, 2006 (November 30, 2006)

Tix Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-24592	95-4417467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12001 Ventura Place, Suite 340, Studio City, California	91604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(818) 761-1002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01 Entry into a Material Definitive Agreement.

On December 4, 2006, the company announced its purchase of assets and license for Stand-By Golf Las Vegas, a company that sells discounted golf reservations to most Las Vegas golf courses. The transaction was consummated on Thursday, November 30, 2006. The initial purchase price was paid in restricted common stock of the Company, with earn-out potential for the sellers, William Bartfield and David Bates as net revenue from golf operations increases. Each seller qualified as an "accredited investor" as that term is defined in the Securities Act of 1933, as amended.

Item 3.02 Unregistered Sales of Equity Securities.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2006	TIX CORPORATION

	By:	/s/ Mitchell J. Francis
Name: Mitchell J. Francis Title: Chief Executive Officer